Exhibit 99.3

Contacts:	For news media - Chris Whelan, 502-627-4999
For financial analysts - Joe Bergstein, 610-774-5609

KPSC Approves New Natural Gas Generation at LG&E and KU
Project Expected to Begin This Year; 250 Construction Jobs Anticipated At Peak

LOUISVILLE, Ky. (May 3, 2012) – The Kentucky Public Service Commission today approved plans for Louisville Gas and Electric Company and Kentucky Utilities Company to build and buy new natural gas generation to meet the energy needs of their customers.

As a result of stricter federal Environmental Protection Agency regulations, several of the utilities’ older, coal-fired units — representing more than 13 percent of the utilities’ coal fleet — must be retired by 2016.

Today’s ruling is a key milestone in the process. Subject to receipt of other permits, LG&E and KU plan to build the 640-megawatt, natural gas combined-cycle (NGCC), generating unit at the existing Cane Run site in southwestern Louisville.

The ruling also moves the utilities a step closer to the purchase of three additional simple-cycle natural gas combustion turbines from Bluegrass Generation Company located in LaGrange. The purchase of the Bluegrass units, which will provide up to 495 megawatts of peak generation supply, is still subject to Federal Energy Regulatory Commission approval.

“With this regulatory approval, we can begin focusing on this significant investment in our system. We worked diligently to develop a least-cost solution to meet the federal regulatory mandates and we’re pleased that the KPSC has approved the plan,” said Lonnie Bellar, vice president of State Regulation and Rates for LG&E and KU.

The NGCC is expected to cost approximately $583 million and the Bluegrass plant is expected to cost approximately $110 million. Recovery of the additional costs is not part of today’s ruling, but will be included in future rate proceedings.

Cane Run and Green River coal units will need to remain operational until the replacement generation and associated transmission projects are completed. Construction of the NGCC is expected to begin this year and be complete in 2015. At the peak of the construction phase, approximately 250 jobs are expected to be created.

Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve a total of 1.2 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 321,000 natural gas and 397,000 electric customers in Louisville and 16 surrounding counties. Kentucky Utilities serves 546,000 customers in 77 Kentucky counties and five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.

Certain statements contained in this news release, including statements with respect to future earnings, cash flow and business conditions, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation, Louisville Gas and Electric Company and Kentucky Utilities Company believe that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; competition; accounting requirements; operating performance and costs of plants and other facilities; political, regulatory or economic developments and conditions; disposition proceeds; and regulatory approvals. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation’s, Louisville Gas and Electric Compan’sy and Kentucky Utilities Company’s Form 10-K’s and other reports on file with the Securities and Exchange Commission.

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